Exhibit 99.(k)(2)

ESCROW AGREEMENT

This ESCROW AGREEMENT (the "Agreement") is made and entered into this 7th day of October, 2020, by and between CPG Cooper Square International Equity, LLC, a Delaware limited liability company (the "Fund"), and UMB Bank, N.A., a national banking association organized and existing under the laws of the United States of America, as escrow agent (the "Escrow Agent").

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company and is authorized to offer and sell units of limited liability company interests (Class A) ("Interests"); and

WHEREAS, the Fund generally accepts subscription proceeds for Interests monthly in accordance with the terms of the Fund's prospectus and statement of additional information; and

WHEREAS, the Fund has appointed and desires to continue to have the Escrow Agent serve as escrow agent for the purpose of holding investment proceeds tendered by investors for investment in the Fund's Interests prior to the time such funds are transferred to the Fund for investment; and

WHEREAS, in accordance with and subject to the terms and conditions of this Agreement, the Escrow Agent has agreed to accept and hold all subscription proceeds ("Subscription Proceeds") received directly or indirectly from Fund investors from time to time prior to receipt and acceptance of subscriptions; and

WHEREAS, at the direction of the Fund, the Escrow Agent has engaged DST Asset Manager Solutions, Inc. ("DST") to receive, examine for "good order", and facilitate subscriptions into the Escrow Account as further described herein and to act as transfer agent and recordkeeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.       Appointment and Delegation. From the date hereof, the Fund hereby appoints UMB Bank, N.A. as Escrow Agent, on the terms set forth in this Agreement. UMB Bank, N.A. hereby agrees to serve as Escrow Agent on the terms set forth in this Agreement.

2.       Subscription Proceeds to be Placed in Escrow.

2.1.       The Escrow Agent has established, in the custody of the Escrow Agent, a special subscription proceeds escrow ("Subscription Proceeds Escrow"). The Subscription Proceeds Escrow is a segregated account and is held in trust for each investor's benefit pending (i) release of the Subscription Proceeds to the Fund or (ii) return to the investor in accordance with the terms hereof. All monies deposited in the Subscription Proceeds Escrow are hereinafter referred to as the "Escrow Funds".

2.2.       All Subscription Proceeds received by DST shall be delivered to the Escrow Agent (clearly identified as such to the Escrow Agent) as promptly as practicable, but in no event later than noon of the next business day following receipt. All Subscription Proceeds received by the Escrow Agent shall be deposited into the Subscription Proceeds Escrow.

2.3.       The Escrowed Funds held in the Subscription Proceeds Escrow shall remain un-invested.

2.4       The Escrowed Funds shall be held by the Escrow Agent in the Subscription Proceeds Escrow until disbursed in accordance with written instructions executed by the Fund, as provided in this Agreement.

2.5.       The Escrow Agent shall keep and maintain a record of (i) the Subscription Proceeds deposited by or on behalf of each investor into the Subscription Proceeds Escrow and (ii) the total amounts of Subscription Proceeds held in the Subscription Proceeds Escrow for each investor until disbursed pursuant to Section 4 of this Agreement. The registration books maintained by the Escrow Agent shall be the official record of the total amounts of Subscription Proceeds held in the Subscription Proceeds Escrow and each investor's share of such amounts.

2.6       By the 15th day of each month during the term hereof, or upon written request by the Fund, the Escrow Agent shall provide to the Fund or DST a report that details the deposits and disbursements from the Subscription Proceeds Escrow during the preceding calendar month. Upon request by an investor and payment of the costs associated therewith, the Escrow Agent shall provide to the requesting investor a report that details the deposits and disbursements from the Subscription Proceeds Escrow that relate to the requesting investor.

3.       Ownership of Proceeds. Until released to the Fund pursuant to the terms hereof, all Subscription Proceeds shall be and remain the property of the respective investors and shall not be subject to any liens or charges by the Fund or against the Fund, or to judgments or creditors' claims against the Fund.

4.       Disbursements from the Subscription Proceeds Escrow. Escrowed Funds in the Subscription Proceeds Escrow will be held and disbursed in accordance with the following:

4.1.       The Fund will accept or reject Subscription Agreements within 60 days after the Fund receives them. If an investor's Subscription Agreement is rejected, the Fund will notify the Escrow Agent in writing and such investor's funds will be returned directly to the investor within 10 business days after the receipt by the Escrow Agent of the written notice of such rejection and the necessary documentation of the Escrow Agent. At the request of the Escrow Agent, the Fund shall provide a certificate setting forth the name and address of the investor rejected, the amount subscribed, and any other identifying information necessary to return the investor's funds.

4.2.       In the absence of the receipt of written notice of the rejection of a Subscription Agreement, the Escrow Agent shall consider the proceeds received for an investor to be accepted. If an investor's Subscription Agreement is accepted, the Escrow Agent will continue to hold the amount delivered for such Subscription Agreement will continue to be held in the Subscription Proceeds Escrow until such amounts are released to the Fund on the last business day of a calendar month pursuant to a written notice from the Fund requesting a disbursement of all or a portion of the Escrowed Funds in the Subscription Proceeds Escrow.

5.        Compensation.

For its services hereunder, the Escrow Agent shall be entitled to an acceptance fee of $___ and an annual escrow fee of $___ for the Subscription Proceeds Escrow and transaction fees of $___ per deposit and/or disbursement, $___ per business day for BAI reporting, and $___ per business day for wire ripping reporting. All transactional fees will be billed to the Fund quarterly in arrears. In addition to the foregoing fees, (a) if the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services, and (b) all reasonable out-of-pocket expenses relating to the administration of this Agreement and the Subscription Proceeds Escrow such as, but not limited to, wire fees, postage, shipping, courier, telephone and facsimile charges will be paid directly by the Fund.

6.        Payment Procedures.

6.1.        Whenever payments are required to be made to the Escrow Agent under this Agreement, such payments shall be made by electronic transfer per the following instructions:

UMB Bank, N.A., Kansas City, Missouri

ABA #

A/C #

A/C Name:

Ref:

6.2.       Whenever disbursements are required to be made by the Escrow Agent to the Fund under this Agreement, such payments shall be made by electronic transfer per the following instructions:

DST Systems Inc

ABA #

A/C #

A/C Name:

Ref:

6.3.       Every letter, notice, direction or certificate delivered to the Escrow Agent hereunder pursuant to this Agreement shall bear the signature of an authorized signatory of the Fund. The person(s) designated with authority to sign instructions on behalf of the Fund shall be provided by separate certificate to the Escrow Agent in substantially the form attached to this Agreement. The party providing such certificate may provide an updated certificate evidencing the appointment, removal or change of authority of any authorized signer, it being understood that the party relying on such certificate shall not be held to have notice of any change in the authority of any authorized signer until receipt of written notice thereof.

6.4.       A letter, notice, direction, or certificate must be received by the Escrow Agent by 3:00 p.m. CT on the day such letter, notice, direction, or certificate is transmitted in order for the instructions contained in such letter to be honored on that day.

7.        Representations.

The Fund represents and warrants as follows:

7.1.       it is duly organized and in good standing under the laws of the State of Delaware and all necessary action has been taken by it and it is duly authorized to enter into this Agreement;

7.2.       its Tax Identification Number is ___________;

7.3.       this Agreement and all other documents related to the transactions described herein have been duly executed and delivered by the Fund and constitute the legal, valid and binding obligations of the Fund, enforceable in accordance with their respective terms;

7.4.       the execution, delivery and performance of this Agreement and all other documents related to the transactions described herein by the Fund do not and will not breach or violate or cause a default under its limited liability company agreement or any provision of any agreement, instrument, judgment, injunction or order applicable to or binding upon it.

8.       Escrow Agent.

It is understood and agreed, further, that the Escrow Agent shall:

8.1.       be under no duty to pay and transfer any monies hereunder, unless the same shall have been first received by the Escrow Agent pursuant to the provisions of this Agreement;

8.2.       be under no duty to accept any information from any person or entity other than the Fund or DST, and then only to the extent and in the manner expressly provided for in this Agreement and shall be under no duty to determine whether the Fund is complying with requirements of this Agreement, the Memorandum or applicable securities or other laws in tendering the investor funds to the Escrow Agent;

8.3.       act hereunder as a depository only and be protected in acting upon any written instruction or notice provided by the Fund pursuant to this Agreement and the information contained therein without responsibility to determine the validity or sufficiency of the same, and be protected in acting upon any other notice, opinion, request, certificate, approval, consent or other paper delivered to it and represented to it to be genuine and to be signed by the proper party or parties;

8.4.       shall not be liable for any act or omission unless such act or omission constitutes fraud, bad faith, reckless disregard of its duties, gross negligence or willful misconduct (as determined by a court of competent jurisdiction), and shall be indemnified and held harmless by the Fund against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability, cost, suit or expense, including the expense of defending itself against any claim of liability it may sustain in carrying out the terms of this Agreement except such claims which are occasioned by its fraud, bad faith, reckless disregard of its duties, gross negligence or willful misconduct;

8.5.       have no liability or duty to inquire into the terms and conditions of any subscriptions for Interests, and that its duties and responsibilities shall be limited to those expressly set forth under this Agreement and are purely ministerial in nature;

8.6.       be permitted to consult with counsel of its choice, including in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the advice of such counsel, provided, however, that nothing contained in this Section 8.6., nor any action taken by the Escrow Agent, or of any such counsel, shall relieve the Escrow Agent from liability for any claims which are occasioned by its fraud, bad faith, reckless disregard of its duties, gross negligence or willful misconduct, all as provided in Section 8.4. above;

8.7.       not be bound by any amendment or revocation of this Agreement, unless the same shall be in writing and signed by all of the parties of this Agreement;

8.8.        in the event of a disagreement between any of the parties to this Agreement, or between them and any other person, including any investor, resulting in adverse claims or demands being made in connection with the matters covered by this Agreement, or if the Escrow Agent has a reasonable basis to be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists. In any such event, the Escrow Agent shall not become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all interested parties shall have been adjudicated by a court of competent jurisdiction, or (ii) all adverse claims or demands have been resolved by agreement between all interested persons or doubt has been reasonably resolved, and, in the case of disagreement, the Escrow Agent shall have been notified thereof in writing signed by all such persons. If any controversy should arise with respect to this Agreement, the Escrow Agent shall have the right, at its option, to institute an interpleader action in any court of competent jurisdiction to determine the rights of the parties;

8.9.       have no liability for following the instructions herein contained or expressly provided for, or written instructions given by the Fund;

8.10.        have the right, at any time, to resign hereunder by giving written notice of its resignation to the Fund at the address as set forth in Section 8.12. hereof, at least thirty (30) days before the date specified for such resignation to take effect, and upon the effective date of such resignation;

(i)	all cash and other funds and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor Escrow Agent as may be designated in writing by the Fund, whereupon the Escrow Agent's obligations hereunder shall cease and terminate;

(ii)	if no such successor Escrow Agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent's sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Fund or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; yet, if no such designation, order or judgment is received by Escrow Agent within sixty (60) days after its giving such resignation notice, it is unconditionally and irrevocably authorized and empowered to petition a court of competent jurisdiction for directions.

8.11.       be reimbursed by the Fund upon its request for all reasonable costs, fees, charges, expenses, disbursements and advances incurred or made by it in accordance with any provision of this Agreement, or as a result of the acceptance of this Agreement.

8.12       IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 9

9.1       all deliveries and notices to the Escrow Agent shall be in writing and shall be sent or delivered to:

UMB Bank, N.A., as Escrow Agent

Corporate Trust & Escrow Services

Attn: Lara Stevens

928 Grand Blvd 12th Floor Kansas City, MO 64106

lara.stevens@umb.com

All deliveries and notices hereunder to the Fund shall be in writing and shall be sent or delivered to:

CPG Cooper Square International Equity, LLC

Attn: Principal Accounting Officer

805 Third Avenue, 18th Floor

New York, NY 10022

Facsimile: (212) 813-1573

9.2.       Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This Agreement shall be construed in accordance with the laws of the State of Missouri and may be amended or settled only by a writing executed by the parties thereto.

9.3.       This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original, and such counterparts shall constitute but one and the same instrument. In addition, the transaction described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

9.4.       In order to comply with provisions of the USA PATRIOT Act of 2001, as amended from time to time, Subscription Proceeds Escrow may request certain information and/or documentation to verify, confirm and record identification of persons or entities who are parties to the Agreement.

10.        Tax Reporting.

The parties hereto agree that for purposes of tax reporting, all interest or other income, if any, attributable to the Subscription Proceeds Escrow pursuant to this Agreement shall be allocable to the Fund. The Fund agrees to provide the Escrow Agent with an Internal Revenue Service Form W-9 upon execution of this Agreement. The Fund understands that if such tax reporting documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement. The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year for which such Form is required during the term hereof.

IN WITNESS WHEREOF, the parties hereto have caused the Escrow Agreement to be executed by their respective duly authorized officers.

CPG COOPER SQUARE INTERNATIONAL EQUITY, LLC

By:	/s/ Michael Mascis
Title:	Authorized Person

UMB BANK, N.A., AS ESCROW AGENT

By:	/s/ Lara Stevens
Title:	Vice President

Escrow Account Signing Authority

Authorized Representative(s) of CPG Cooper Square International Equity, LLC

The undersigned certifies that each of the individuals listed below is an authorized representative of CPG Cooper Square International Equity, LLC with respect to any instruction or other action to be taken in connection with the Escrow Agreement and UMB Bank, N.A. will be entitled to rely on such list until a new list is furnished to UMB Bank, N.A.

Signature:	/s/ Christopher Cilenti	Signature:	Lena Zeng
Print:	Christopher Cilenti	Print:	Lena Zeng
Title:	Controller	Title:	Director of Operations
Phone:		Phone:
Fax:		Fax:
Email:		Email:

The undersigned further certifies that he or she is duly authorized to sign this Escrow Account Signing Authority.

Signature:	/s/ Michael Mascis**
Name:	Michael Mascis
Title:	CFO
Date:	October 14, 2020

** To be signed by corporate secretary/assistant secretary. When the secretary is among those authorized above, the president must sign in the additional signature space provided below. For entities other than corporations, an authorized signatory not signing above should sign this Escrow Account Signing Authority.

(Additional signature, if required)

Signature:	/s/ Michael Mascis
Name:	Michael Mascis
Title:	CFO
Date:	October 14, 2020